Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

IDACORP, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, without par value	Other	1,100,000	$114.87	$126,357,000	0.0001531	$19,346
Total Offering Amounts					$126,357,000		$19,346
Total Fee Offsets							—
Net Fee Due							$19,346

(1)    Represents common stock reserved for issuance under the Registrant’s 2000 Long-Term Incentive and Compensation Plan (the “2000 Plan”).
(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include an additional indeterminate number of shares of the Registrant’s common stock that may become issuable under the 2000 Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding common stock.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high ($115.62) and low ($114.11) sales price for the Registrant's common stock as reported by the New York Stock Exchange on May 16, 2025.